SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            GENERAL ELECTRIC COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

[GE LOGO]

                              General Electric Company
                              3135 Easton Turnpike, Fairfield, CT 06431

                              March 12, 1999

Dear Share Owner,

You are invited to attend the 1999 Annual Meeting to be held on Wednesday, April 21, in Cleveland, Ohio.

   The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the meeting.

      If you plan to attend the meeting, please follow the advance registration instructions on the back of this Proxy Statement. An admission card, which will expedite your admission to the meeting, will be mailed to you prior to the meeting.

      Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating and returning your Proxy Form in the enclosed envelope.

                                         Cordially,

                                         John F. Welch, Jr.
                                         Chairman of the Board

CONTENTS

Notice of 1999 Annual Meeting of Share Owners............................... 3
Proxy Statement............................................................. 4

      * Election of Directors............................................... 4
        Information Relating to Directors, Nominees
          and Executive Officers........................................... 10
        Report of the Compensation Committee
          of the Board of Directors........................................ 14
        Summary Compensation Table......................................... 18
        Financial Performance Comparison Graphs............................ 20
        Stock Options and Stock Appreciation Rights........................ 22
        Retirement Benefits................................................ 24

      * Appointment of Independent Auditors................................ 25

        Share Owner Proposals relating to:

          *   No. 1   Cumulative Voting.................................... 25
          *   No. 2   Workplace Code of Conduct............................ 26
          *   No. 3   Sexual Orientation Policy............................ 27
          *   No. 4   CEO Compensation..................................... 29
          *   No. 5   Executive Compensation Criteria/Environmental........ 30
          *   No. 6   Environmental Education Report....................... 31
          *   No. 7   Environmental Report................................. 33
          *   No. 8   Non-Employee Directors Retirement Plan............... 35
          *   No. 9   Foreign Military Sales............................... 36
        Additional Information............................................. 38

                         *  To be voted on at the meeting

                     EVERY SHARE OWNER'S VOTE IS IMPORTANT.
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                      YOUR PROXY FORM; OR SUBMIT YOUR VOTE
                       AND PROXY BY PHONE OR BY INTERNET.

          [GRAPHIC OMITTED] Printed on recycled paper using soybean ink

NOTICE OF 1999 ANNUAL MEETING
OF SHARE OWNERS

--------------------------------------------------------------------------------
10:00 a.m. (EDT), April 21,1999
International Exposition Center
6200 Riverside Drive

Cleveland, Ohio 44135

--------------------------------------------------------------------------------

March 12, 1999

To the Share Owners:

General Electric Company's 1999 Annual Meeting of Share Owners will be held at the International Exposition Center, 6200 Riverside Drive, Cleveland, Ohio, on Wednesday, April 21, 1999, at 10:00 a.m. (EDT), to address all matters that may properly come before the meeting. Following a report on GE's business operations, the share owners will vote on:

      (a) Election of Directors for the ensuing year;

      (b) Approval of the appointment of Independent
          Auditors for 1999; and

      (c) Share Owner proposals described in the accompanying Proxy Statement.

Share owners of record at the close of business on March 8, 1999, will be entitled to vote at the meeting and any adjournments.

Benjamin W. Heineman, Jr.
Secretary

                                 PROXY STATEMENT

General Electric Company, Fairfield, Connecticut 06431

This Proxy Statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 1999 Annual Meeting of Share Owners. Distribution of this Proxy Statement and a proxy form to share owners is scheduled to begin on or about March 12, 1999.

   You can ensure that your shares are voted at the meeting by submitting your instructions by phone, by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote. A share owner who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy, or by notifying the Inspectors of Election in writing of such revocation.

================================================================================
ELECTION OF DIRECTORS

At the 1999 Annual Meeting, 16 directors are to be elected to hold office until the 2000 Annual Meeting and until their successors have been elected and have qualified. The nominees listed on pages 4 to 9 with brief biographies are all now GE directors. Andrea Jung joined the Board in July 1998, and Kenneth G. Langone joined in February 1999. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

--------------------------------------------------------------------------------

JAMES I. CASH, JR., 51, JAMES E. ROBISON PROFESSOR OF
BUSINESS ADMINISTRATION, HARVARD GRADUATE SCHOOL OF
BUSINESS, CAMBRIDGE, MASS. DIRECTOR SINCE 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995. Dr. Cash is also a director of Cambridge Technology Partners, The Chubb Corporation, Knight-Ridder, Inc., State Street Bank and Trust, Tandy Corporation and WinStar Corporation. He also serves as a trustee of the Massachusetts Software Council and Massachusetts General Hospital and as an overseer for The Gardner Museum and the Boston Museum of Science.

--------------------------------------------------------------------------------

SILAS S. CATHCART, 72, RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, ILLINOIS TOOL WORKS, INC., DIVERSIFIED PRODUCTS, CHICAGO, ILL. DIRECTOR 1972-1987 AND SINCE 1990.

Following his graduation from Princeton in 1948, Mr. Cathcart joined Illinois Tool Works, Inc., a manufacturer of tools, fasteners, packaging and other products. He was named a vice president in 1954, executive vice president in 1962, and president and director in 1964; and he served as chairman from 1972 to 1986. From 1987 to 1989, he served as chairman of the board of Kidder, Peabody Group Inc. Mr. Cathcart is also a director of Allegiance Corporation and Montgomery Ward & Co., Inc. He also serves on the board of the Chicago Botanic Garden and is a trustee of the Buffalo Bill Historical Society.


--------------------------------------------------------------------------------

DENNIS D. DAMMERMAN, 53, VICE CHAIRMAN OF THE BOARD
AND EXECUTIVE OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR SINCE 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now GE Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital's Commercial Financial Services Department and, later that year, of GE Capital's Real Estate Financial Services Division. He was elected senior vice president for finance of GE in 1984 and, in 1998, was named vice chairman of the Board and executive officer of GE and chairman and CEO of GE Capital Services, Inc.


--------------------------------------------------------------------------------


PAOLO FRESCO, 65,CHAIRMAN OF THE BOARD, FIAT SpA, AUTOMOTIVE AND INDUSTRIAL PRODUCTS, TURIN, ITALY. DIRECTOR SINCE 1990.

Mr. Fresco received a law degree from the University of Genoa. After practicing law in Rome, he joined GE's Italian subsidiary, Compagnia Generale di Elettricita (COGENEL), in 1962 as corporate counsel, becoming president and general manager of that company in 1972. In 1976, he joined GE's International Group and was elected a vice president in 1977. Mr. Fresco became vice president and general manager - Europe and Africa Operations in 1979. In 1985, he was named vice president and general manager - International Operations. In 1987, he was elected senior vice president - GE International. He became a member of the GE Board in 1990 and was elected vice chairman of the Board and executive officer of GE in 1992. Mr. Fresco retired from GE and became chairman of the Board of Fiat SpA of Italy in 1998.

CLAUDIO X. GONZALEZ, 64, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, KIMBERLY-CLARK DE MEXICO, S.A. DE C.V., MEXICO CITY, AND DIRECTOR, KIMBERLY-CLARK CORPORATION, CONSUMER AND PAPER PRODUCTS. DIRECTOR SINCE 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico, S.A. in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico, S.A. in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of Kellogg Company, The Mexico Fund, Inc., Planet Hollywood International, Inc., Banco Nacional de Mexico, Grupo Carso, Grupo Industrial ALFA, Grupo Modelo, Grupo Televisa and Telefonos de Mexico.

--------------------------------------------------------------------------------


ANDREA JUNG, 40, PRESIDENT AND CHIEF OPERATING OFFICER, AND DIRECTOR, AVON PRODUCTS, INC., COSMETICS, NEW YORK, N.Y. DIRECTOR SINCE 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products Inc., a multinational cosmetics company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, and president and a director of the company in 1998. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a director of the Zale Corporation, Donna Karan International, Inc., and the Fragrance Foundation and is a trustee of the Fashion Institute of Technology.

--------------------------------------------------------------------------------



KENNETH G. LANGONE, 63, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, INVEMED ASSOCIATES, INC., INVESTMENT BANKING AND BROKERAGE, NEW YORK, N.Y. DIRECTOR SINCE 1999.

Mr. Langone received a BA from Bucknell University and an MBA from New York University's Stern School of Business. He is the founder of Invemed Associates, Inc., and a co-founder, director and member of the executive committee of Home Depot, Inc. He is also a director of DBT Online, Inc., Unifi, Inc., TRICON Global Restaurants, Inc. and the New York Stock Exchange. In addition to serving as a director of numerous charitable organizations, Mr. Langone serves on the Board of Trustees of New York University and the Board of Overseers of its Stern School of Business.

GERTRUDE G. MICHELSON, 73, FORMER SENIOR VICE PRESIDENT - EXTERNAL AFFAIRS AND FORMER DIRECTOR, R. H. MACY & CO., INC., RETAILERS, NEW YORK, N.Y. DIRECTOR SINCE 1976.

Mrs. Michelson received a BA degree from Pennsylvania State University in 1945 and an LLB degree from Columbia University in 1947, at which time she joined Macy's - New York. Mrs. Michelson was elected a vice president in 1963 and senior vice president in 1979, and she was named senior vice president - external affairs in 1980. She served as senior advisor to R. H. Macy & Co., Inc. from 1992 to 1994. She is chairman emeritus of the Board of Trustees of Columbia University and president of the Board of Overseers, TIAA-CREF.

-------------------------------------------------------------------------------


EUGENE F. MURPHY, 62, VICE CHAIRMAN OF THE BOARD AND EXECUTIVE OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR SINCE 1997.


A graduate of Queens College with an LLD from Fordham Law School and an LLM from Georgetown, Mr. Murphy joined RCA Global Communications as an attorney in 1964 after serving in the U.S. Marine Corps. He became vice president and general counsel of that company in 1969. In 1985, he became RCA executive vice president for Communications and Electronic Services. In 1986, following GE's acquisition of RCA, Mr. Murphy became senior vice president and head of GE Communications and Services. In 1991, Mr. Murphy became head of GE's Aerospace business and then president and CEO of GE Aircraft Engines in 1993. He was elected vice chairman of the Board and executive officer in 1997. He is also a director of Lockheed Martin Corporation.

--------------------------------------------------------------------------------


SAM NUNN, 60, PARTNER, KING & SPALDING, LAW FIRM,
ATLANTA, GA. DIRECTOR SINCE 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He then practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Committee on Investigations before retiring in 1997. Mr. Nunn is also a director of The Coca-Cola Company, National Service Industries, Inc., Scientific-Atlanta, Inc., Texaco Inc., and Total System Services, Inc. He also is involved in public policy work as chairman of the Board of the Center for Strategic and International Studies (CSIS) and the Sam Nunn School of International Affairs at the Georgia Institute of Technology.

JOHN D. OPIE, 61, VICE CHAIRMAN OF THE BOARD AND EXECUTIVE OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR SINCE 1995.


Mr. Opie joined GE after graduating from Michigan College of Mining and Technology with a BS degree in 1961. He has held key leadership positions in several GE materials and electrical products businesses. He became vice president of the Lexan Products Division in 1980, vice president of the Specialty Plastics Division in 1982, vice president of the Construction Equipment Business Operations in 1983, and senior vice president and head of GE Lighting in 1986. He was elected vice chairman of the Board and executive officer in 1995. He is also a director of Delphi Automotive Systems Corporation.


--------------------------------------------------------------------------------


ROGER S. PENSKE, 62, CHAIRMAN OF THE BOARD, PENSKE CORPORATION, PENSKE MOTORSPORTS, INC., DETROIT DIESEL CORPORATION AND PENSKE TRUCK LEASING CORPORATION, TRANSPORTATION AND AUTOMOTIVE SERVICES, DETROIT, MICH. DIRECTOR SINCE 1994.

A 1959 graduate of Lehigh (Pa.) University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982, chairman and chief executive officer of Detroit Diesel Corporation in 1988, and chairman of the board of Penske Motorsports, Inc., in 1996. Mr. Penske is also a director of Gulfstream Aerospace Corporation and Delphi Automotive Systems Corporation. He serves as a trustee of the Henry Ford Museum and Greenfield Village, is a director of Detroit Renaissance, and is a member of the Business Council.


--------------------------------------------------------------------------------


FRANK H. T. RHODES, 72, PRESIDENT EMERITUS, CORNELL
UNIVERSITY, ITHACA, N.Y. DIRECTOR SINCE 1984.

An English-born naturalized U.S. citizen, Dr. Rhodes holds bachelor of science, doctor of philosophy and doctor of science degrees from the University of Birmingham (U.K.). He served as president of Cornell University from 1977 to 1995. Dr. Rhodes was appointed by President Reagan as a member of the National Science Board, of which he is a former chairman, and by President Bush as a member of the President's Education Policy Advisory Committee.

ANDREW C. SIGLER, 67, RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, CHAMPION INTERNATIONAL CORPORATION, PAPER AND FOREST PRODUCTS, STAMFORD, CONN. DIRECTOR SINCE 1984.

A graduate of Dartmouth College with an MBA degree from its Amos Tuck School of Business Administration, Mr. Sigler joined Champion Papers Inc., a predecessor of Champion International, in 1956. He became executive vice president of Champion International in 1972, a director in 1973, and president and chief executive officer in 1974. He served as chairman from 1979 until his retirement in 1996. Mr. Sigler is also a director of AlliedSignal, Inc., and The Chase Manhattan Corporation, and is a member of the Board of Trustees of Dartmouth College.


--------------------------------------------------------------------------------


DOUGLAS A. WARNER III, 52, CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT, J.P. MORGAN & CO., INC. AND MORGAN GUARANTY TRUST COMPANY, NEW YORK, N.Y. DIRECTOR SINCE 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated. He was named an executive vice president of the bank in 1987, executive vice president of the parent in 1989, and managing director of the bank and its parent in 1989. He was elected president and a director of the bank and its parent in 1990 and became chairman and chief executive officer in 1995. Mr. Warner is also a director of Anheuser-Busch Companies, Inc., chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, member of the Business Council and the Business Roundtable, and a trustee of the Pierpont Morgan Library.


--------------------------------------------------------------------------------


JOHN F. WELCH, JR., 63, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR SINCE 1980.

A 1957 graduate of the University of Massachusetts with MS and PhD degrees from the University of Illinois, Mr. Welch joined GE in 1960. Following managerial assignments in the plastics and chemical and metallurgical businesses, he was elected a vice president in 1972. In 1973, he was named vice president and group executive of the Components and Materials Group. He became a senior vice president and sector executive of the Consumer Products and Services Sector in 1977 and was elected a vice chairman and named an executive officer in 1979. Mr. Welch was elected chairman and named chief executive officer in 1981.

================================================================================
INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table includes all GE stock-based holdings, as of February 12, 1999, of the Company's directors and six most highly compensated executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's share owners because the value of their total GE holdings will increase or decrease in line with the price of GE's stock.

------------------------------------------------------------------------------------------------------------------------------------
                                         COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS

------------------------------------------------------------------------------------------------------------------------------------

       Name                                    Stock<F1>       Total<F2>   Name                        Stock<F1>           Total<F2>
------------------------------------------------------------------------------------------------------------------------------------
James I. Cash, Jr.                             2,291          12,791       Eugene F. Murphy              279,729       1,093,197
Silas S. Cathcart                            262,887<F3>     277,887       Sam Nunn                        5,500          20,841
Dennis D. Dammerman                          266,689       1,215,124       John D. Opie                  490,509<F5>   1,517,619
Paolo Fresco                               1,626,420       1,632,420       Roger S. Penske                23,000          44,285
Claudio X. Gonzalez                           31,834          61,159       Frank H. T. Rhodes             45,846          82,059
Benjamin W. Heineman, Jr.                    315,271         904,143       Andrew C. Sigler               41,091          56,091
Andrea Jung                                    2,091           8,091       Douglas A. Warner III          36,291<F6>      51,291
Kenneth G. Langone                            50,000          50,000       John F. Welch, Jr.          1,961,883<F7>   6,690,178
Gertrude G. Michelson                         42,291<F4>     115,014

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK HOLDINGS OF ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP WERE 7,149,207<F8>
------------------------------------------------------------------------------------------------------------------------------------

Notes:

<F1>  This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting and investment power over the shares reported, except as noted. This column includes 1,500 shares for Mr. Cash, 23,000 shares for Mr. Cathcart, 27,000 shares for Messrs. Gonzalez and Warner, 39,000 shares for Mrs. Michelson, 4,500 shares for Mr. Nunn, 15,000 shares for Mr. Penske, 45,000 shares for Dr. Rhodes, and 33,000 shares for Mr. Sigler that may be acquired by them pursuant to stock options that are or will become exercisable within 60 days. It also includes 182,500 shares for Mr. Dammerman, 1,585,000 shares for Mr. Fresco, 150,000 shares for Mr. Heineman, 220,000 shares for Mr. Murphy, 230,000 shares for Mr. Opie and 1,040,000 shares for Mr. Welch that may be acquired by them pursuant to stock options that are or will be exercisable within 60 days. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.

<F2>  This column shows the individual's total GE stock-based holdings, including the voting securities shown in the "Stock" column (as described in note 1), plus non-voting interests, including, as appropriate, the individual's holdings of stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock, and stock options that will not become exercisable within 60 days.

<F3>  Includes 10,880 shares over which Mr. Cathcart has shared voting and investment power.

<F4>  Includes 3,200 shares over which Mrs. Michelson shares voting and investment power.

<F5>  Includes 25,000 shares over which Mr. Opie's spouse shares voting and investment power but as to which he disclaims any other beneficial interest.

<F6>  Includes 1,200 shares over which Mr. Warner has shared voting and investment power but as to which he disclaims any other beneficial interest.

<F7>  Includes 104,000 shares over which Mr. Welch has shared voting and investment power but as to which he disclaims any other beneficial interest.

<F8>  Includes 836,280 shares over which there are shared voting and/or investment powers.

*  BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held eight meetings during 1998. The average attendance by directors at Board meetings, and Committee meetings they were scheduled to attend, was over 97%.

   Among the committees of the Board of Directors are a Nominating Committee, a Management Development and Compensation Committee, and an Audit Committee.

   Members of the Nominating Committee are Directors Sigler (Chairman), Cathcart, Michelson, Penske and Warner. This committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. It also makes recommendations to the Board concerning the structure and membership of the other Board Committees. The Nominating Committee held three meetings during 1998. This committee will consider share owner recommendations for director sent to the Nominating Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, CT 06431.

   Members of the Management Development and Compensation Committee are Directors Cathcart (Chairman), Gonzalez, Michelson, Rhodes and Sigler. This committee has two primary responsibilities: (1) to monitor the Company's management resources, structure, succession planning, development and selection process as well as the performance of key executives; and (2) to review and approve executive compensation and changes. It also serves as the committee administering the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met ten times during 1998.

   Members of the Audit Committee are Directors Michelson (Chairman), Cathcart, Penske, Rhodes and Sigler. This committee is primarily concerned with the effectiveness of the audits of GE by its internal audit staff and by the independent auditors. Its duties include: (1) recommending the selection of independent auditors; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) reviewing the organization and scope of GE's internal system of audit and financial controls; (4) appraising GE's financial reporting activities (including its Proxy Statement and Annual Report) and the accounting standards and principles followed; and (5) examining other reviews relating to compliance by employees with important GE policies and applicable laws. There were four meetings of the Audit Committee during 1998.

   In 1998, the Board increased the annual retainer fee paid to non-employee directors from $50,000 to $75,000, and the meeting fee, for each Board meeting and for each Board Committee meeting attended, from $1,400 to $2,000. These were the first increases in non-employee director fees since 1993. In 1998, the Board also provided that half of any portion of the annual retainer that a director has not elected to defer shall be paid in GE common stock. A director may make an irrevocable election each year to defer all or a portion of annual retainer and fees. At the director's option, his or her account is credited with units accounted for as GE common stock or the dollar amount of the deferral. Accounts are also credited with common stock dividend equivalents or interest equivalents based on the yield for long-term U.S. government bonds. Participants will receive payments from their account in cash or GE stock, in either a lump sum or annual installments, after termination of Board service. Non-employee directors are also paid a travel allowance for attendance at Board meetings.

   Any non-employee director who has served as a director for at least five years, is 65 years of age or older, and retires directly from the Board is eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) in lieu thereof, a life insurance benefit in the amount of $450,000. GE also provides each non-employee director with group life and accidental death insurance in the aggregate amount of $150,000. The non-employee directors are not eligible to participate in GE's Incentive Compensation Plan, employee stock option plans or in any pension plans of GE or its subsidiaries.

   It is the Board's policy that directors should not stand for re-election after their 73rd birthday. In 1998, the Board decided to waive temporarily that policy so that all directors serving at that time could continue to participate in the process of selecting a successor to the Chairman of the Board, who will retire at the end of 2000.

   GE has provided liability insurance for its directors and officers since 1968. Zurich Insurance Company and American International Specialty Lines Company are the principal underwriters of the current coverage, which was extended on June 11, 1997, until June 11, 2002. The annual cost of this coverage is approximately $3.3 million.

   As part of the Company's overall support for charitable institutions, and in order to preserve its ability to attract directors with outstanding experience and ability, the Company maintains a plan which permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the Company upon the director's retirement or death. The directors will not receive any financial benefit from this program since the charitable deductions accrue solely to the Company. The overall program will not result in a material cost to the Company.

   To further align the non-employee directors' interests with the long-term interests of the share owners, the share owners approved the 1996 Stock Option Plan for Non-Employee Directors, which automatically provides yearly grants of options from 1997 through 2003 (with each grant becoming exercisable in four equal annual installments) to each non-employee director who is serving on the Board at the time of such grant. Each annual grant permits the holder to purchase from GE up to 6,000 shares of GE's common stock at the fair market value of such shares on the date the option was granted. Under the terms of the Plan, a grant was made on January 29, 1999, at an exercise price of $104.875 per share, and annual grants will be made on the last day of trading of GE stock in each January hereafter through the year 2003. The options expire ten years after the date they were granted or at such earlier date as may be provided by the Plan provisions upon retirement, disability, death or other termination of service. The Plan is administered by a committee of employee directors, none of whom is eligible to receive awards under the Plan.

   The directors (other than directors Cash, Gonzalez, Jung, Langone, Murphy, Nunn, Opie, Penske and Warner) and certain officers are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the McNeil action) in New York State Supreme Court, New York County, in 1991. The suit alleges the Company was negligent and engaged in fraud in connection with the design and construction of containment systems for nuclear power plants and contends that, as a result, GE has incurred significant financial liabilities and is potentially exposed to additional liabilities from claims brought by the Company's customers. The suit alleges breach of fiduciary duty by the directors and seeks unspecified compensatory damages and other relief. The Company and the defendants believe these claims are without merit and are defending the suit.


*  CERTAIN TRANSACTIONS

Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a limited partnership formed in 1988 between a subsidiary of Penske Corporation and a subsidiary of GE Capital Corporation (GE Capital) in order to operate a truck leasing and rental business. In connection with a 1996 restructuring that increased GE Capital's interest in the partnership from 50% to 79%, the Penske Corporation subsidiary will receive annual payments, declining from $11.3 million to $9.3 million over a ten-year period, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. GE Capital has also extended acquisition and working capital loans and guarantees to the partnership, which totaled about $2.5 billion at the end of 1998, all on terms substantially equivalent to those extended to similar affiliates and joint ventures. Mr. Penske also has a direct financial interest in and controls Penske Capital Partners, LLC, which in 1997 entered into an investment agreement with GE Capital's Equity Capital Group and other investors. The agreement permits GE Capital to invest up to $100 million of equity in transactions involving selected transportation-related companies in return for its agreement to pay Penske Capital Partners an annual fee of up to $1.5 million for evaluating and, as appropriate, managing such investments. GE Capital also agreed that, after it recovers its investments and receives a preferred return on any such investments, Penske Capital Partners shall then receive a 20% interest in the remaining profits from the GE Capital investments.

   GE has, for a number of years, used the services of the law firm of King & Spalding, in which Mr. Nunn is a partner, for a variety of matters. Also, GE and its subsidiaries have obtained investment banking and other financial services from J.P. Morgan &Co., Incorporated, of which Mr. Warner is Chairman of the Board and Chief Executive Officer, and from its subsidiaries. Similarly, GE has obtained brokerage services and GE and its subsidiaries have participated in investments with Invemed Associates, Inc., of which Mr. Langone is Chairman, President and Chief Executive Officer and in which he holds a controlling ownership interest. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which GE directors are associated, but which are not sufficiently significant to be reportable. Management believes that all of these transactions and relationships during 1998 were on terms that were reasonable and competitive. In the normal course of his employment by the Company, Mr. Opie's son earned compensation in excess of $60,000 during 1998. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

================================================================================
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

*  COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

The Management Development and Compensation Committee of the Board of Directors (the Committee), consisting entirely of non-employee directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Company's basic compensation program for executive officers currently consists of the following elements: annual payments of salary and bonuses; annual grants of stock options; and periodic grants of restricted stock units (RSUs) and other contingent long-term financial performance awards. As described more fully below, each element of the Company's executive compensation program has a somewhat different purpose. All stock option, RSU and contingent long-term financial performance awards are made under the share-owner-approved GE 1990 Long-Term Incentive Plan (the Plan), which limits total annual awards to less than 1% of issued shares. In 1997, the share owners approved the material terms of performance goals to be set by the Committee for payments of bonuses, RSUs and long-term performance awards to the Company's executive officers, and approved an amendment to the Plan to establish a limit on the number of stock options that may be awarded to any individual, so that the Company could continue to obtain tax deductions for the full amount of such payments and awards under pertinent tax law.

      As in prior years, and in accordance with the material terms of the performance goals approved by the share owners, all of the Committee's judgments during 1998 regarding the appropriate form and level of executive compensation payments and incentive awards were ultimately based upon the Committee's assessment of the Company's executive officers, the increasingly competitive demand for superior executive talent, the Company's overall performance, and GE's future objectives and challenges. Although the Committee did not generally rely solely upon a guideline or formula based on any particular performance measure or single event in 1998, key factors affecting the Committee's judgments included, among other things: strong increases in the earnings of the Company; solid productivity gains in a period of intense competition; development and implementation of aggressive quality initiatives to achieve preeminent leadership in all the Company's product and service offerings; increased revenues generated outside the United States and further improvements in the Company's global competitive position through a number of strategic transactions and joint ventures with partners in developing markets; accelerated growth of the Company's global service offerings; leadership in ensuring compliance with applicable law and Company ethics policies; and continuation of productivity, asset utilization and employee involvement initiatives that, among other things, provided improved cash flow and increased return on share owner equity. The Committee also considered the compensation practices and performances of other major corporations that are most likely to compete with the Company for the services of executive officers. Based upon all factors it deemed relevant, including those noted above and the Company's superior overall long-term performance, the Committee considered it appropriate, and in the best interest of the share owners, to set the overall level of the Company's salary, bonus and other incentive compensation awards above the average of companies in the comparison group in order to enable the Company to continue to attract, retain and motivate the highest level of executive talent possible.

   Salary payments in 1998 were made to compensate ongoing performance throughout the year. Bonuses for 1998 were based upon the Committee's determination that the Company's 1998 financial results had exceeded the performance goals previously established by the Committee and upon its judgment regarding the significance of each executive officer's contributions during 1998. The number of stock options granted to the Company's six most highly compensated executive officers, and the hypothetical potential value of the awards, are shown in the table on page 23. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. Stock options normally become exercisable in two installments, the first half after three years and the other half after five years from the date of grant. In most cases, the restrictions on 25% of RSUs lapse three years after grant, an additional 25% lapse in seven years, and the remaining 50% lapse at retirement. RSUs were awarded to four of the Company's six most highly compensated executive officers in 1998, as shown in the table on page 19, which lists the market value of the RSUs on the date granted. Stock options and RSUs provide strong incentives for continued superior performance because, under the terms of these awards, unexercised stock options and RSUs for which restrictions have not lapsed are forfeited if the executive officer is terminated by the Company for performance or voluntarily leaves the Company before retirement.

      The Committee's decisions concerning the specific 1998 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary, prior-year bonus and other compensation awards. As noted above, in all cases the Committee's specific decisions involving 1998 executive officer compensation were ultimately based upon the Committee's judgment about the individual executive officer's performance and potential future contributions, and about whether each particular payment or award would provide an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance.

*  BASIS FOR CHIEF EXECUTIVE OFFICER COMPENSATION

For 1998, Mr. Welch received total cash payments of $10,000,000 in salary and bonus, as shown in the Summary Compensation Table on page 18. The Committee considered this level of payment appropriate in view of Mr. Welch's leadership of one of the world's top companies in terms of earnings, balance sheet strength, creation of share owner value and management processes. In 1998, the Committee also granted Mr. Welch 500,000 stock options, which will become exercisable upon Mr. Welch's retirement, and 300,000 Restricted Stock Units, for which the restrictions will lapse upon Mr. Welch's retirement. The primary basis for the Committee's determination to grant such stock options and RSUs to Mr. Welch in 1998 was to provide a strong incentive for him to continue to increase the value of the Company during the remainder of his employment. As reported in the last two Proxy Statements, the Board of Directors entered into an employment contract with Mr. Welch in 1996, which requires him to serve as the Chairman and Chief Executive Officer of the Company until December 31, 2000, at the pleasure of the Board of Directors on terms no less favorable than his then current conditions of employment. In addition, after that date, the contract requires Mr. Welch, when requested by the Company's then current Chief Executive Officer, to be available for up to 30 days a year for the remainder of his lifetime to provide consulting services or to participate in external events or activities on behalf of the Company. In return for these commitments by Mr. Welch, the Board agreed to pay him, during the term of the consulting agreement, a daily consulting fee for the days he renders services based on his daily salary rate in the year prior to his retirement, the first five days of which will be paid in advance through an annual retainer, and to provide him continued lifetime access to Company facilities and services comparable to those which are currently made available to him by the Company.

   The specific bases for the Committee's determinations regarding Mr. Welch's compensation in 1998 included his aggressive leadership, which drove the Company's outstanding financial results and improved its overall global competitive position; his vision and determination to achieve preeminent quality in all of the Company's products and services; his drive to reinforce a culture of integrity, stretch targets, boundaryless behavior and employee involvement throughout the Company, and his firm commitment to create a leadership team that will continue the Company's success well into the next century. As in prior years, the key judgment the Committee made in determining Mr. Welch's 1998 compensation was its assessment of his ability and dedication to continue increasing the long-term value of the Company for the share owners by continuing to provide the leadership and vision that he has provided throughout his eighteen-year tenure as Chairman and Chief Executive Officer, during which GE's market value has increased by more than $300,000,000,000. This performance is further highlighted by the performance graph on page 21, which covers Mr. Welch's tenure as CEO and compares GE stock performance with the stock performance of other companies, as measured by broad market indices.

*  BROAD-BASED EMPLOYEE STOCK OPTION PROGRAM

Approximately 23,000 individuals below the executive officer level have been awarded one or more stock option grants under a broad-based stock option program initiated in 1989. This program is an increasingly vital element of the Company's drive to identify, develop and motivate the high-potential leaders who will sustain GE's outstanding performance far into the 21st century. It also reinforces in the Company the entrepreneurial environment and spirit of a small company by providing real incentives for these employees to sustain and enhance GE's long-term performance. The Committee believes that the superior performance of these individuals will contribute significantly to the Company's future success.

*  COMPENSATION COMMITTEE INTERLOCKS
   AND INSIDER PARTICIPATION

The Management Development and Compensation Committee is composed of the following non-employee directors: Silas S. Cathcart (Chairman), Claudio X. Gonzalez, Gertrude G. Michelson, Frank H. T. Rhodes and Andrew C. Sigler. Mr. Cathcart was reappointed to the Committee in 1992 and became Chairman in 1993. He served as a member of the Committee from 1977 to 1987 and as a director of GE since 1972, except for the period during 1987 to 1989 when he served as Chairman and CEO of Kidder, Peabody Group Inc., a former operating subsidiary of the Company.
                                      *****
   The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Management Development and Compensation Committee during 1998:

      Silas S. Cathcart (Chairman)      Frank H. T. Rhodes
      Claudio X. Gonzalez               Andrew C. Sigler
      Gertrude G. Michelson

SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION
------------------------------------------------------------------------------------------------
Name and                                                         Other Annual       Total Annual
Principal Position              Year   Salary       Bonus        Compensation<F1>   Compensation
------------------------------------------------------------------------------------------------
John F. Welch, Jr.              1998   $2,800,000   $7,200,000   $104,944           $10,104,944
Chairman of the Board and       1997    2,500,000    5,500,000     69,190             8,069,190
Chief Executive Officer         1996    2,300,000    4,000,000         --             6,300,000

Paolo Fresco                    1998   $1,225,000   $2,850,000   $147,891           $ 4,222,891
Retired Vice Chairman of the    1997    1,350,000    2,350,000         --             3,700,000
Board and Executive Officer     1996    1,183,333    1,875,000         --             3,058,333

John D. Opie                    1998   $1,133,333   $2,000,000   $ 60,280           $ 3,193,613
Vice Chairman of the Board      1997    1,000,000    1,600,000         --             2,600,000
and Executive Officer           1996      875,000    1,150,000         --             2,025,000

Dennis D. Dammerman             1998   $1,100,000   $2,000,000         --           $ 3,100,000
Vice Chairman of the Board      1997    1,025,000    1,300,000         --             2,325,000
and Executive Officer           1996      950,000    1,050,000         --             2,000,000

Benjamin W. Heineman, Jr.       1998   $  983,333   $1,300,000   $121,956           $ 2,405,289
Senior Vice President,          1997      933,333    1,100,000         --             2,033,333
General Counsel and Secretary   1996      850,000      915,000         --             1,765,000

Eugene F. Murphy                1998   $  950,000   $1,350,000   $ 51,255           $ 2,351,255
Vice Chairman of the Board      1997      866,667    1,100,000         --             1,966,667
and Executive Officer           1996      758,333      825,000         --             1,583,333
------------------------------------------------------------------------------------------------

Notes:

<F1>  This column includes the aggregate incremental cost to the Company of providing various perquisites and personal benefits in 1998 in excess of reporting thresholds, including, for financial planning services: Mr. Welch, $68,779; Mr. Fresco, $120,211; Mr. Opie, $42,784; and Mr. Heineman, $89,370. For Mr. Murphy, it includes $17,497 for a leased car, and $16,114 for appliances.

<F2>  This column shows the market value of restricted stock unit (RSU) awards on date of grant. The Committee periodically grants restricted stock or RSUs to senior officers of the Company. The aggregate holdings and market value of restricted stock and RSUs held on December 31, 1998, by the individuals listed in this table, are: Mr. Welch, 1,310,000 shares or units/$133,620,000; Mr. Opie, 376,000 shares or units/$38,352,000; Mr.
      Dammerman, 386,500 shares or units/$39,423,000; Mr. Heineman, 225,000 shares or units/$22,950,000 and Mr. Murphy, 180,000 shares or units/$18,360,000. The restrictions on these units lapse on a scheduled basis over the executive officer's career, or upon death, with the restrictions on 25% of the units generally scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs held by these individuals.

<F3>  The numbers of stock options granted before 1997 were doubled to reflect the Company's 2-for-1 stock split in 1997.

<F4>  These amounts represent the dollar value of payouts pursuant to long-term financial performance incentive awards granted in 1994.



                             LONG-TERM COMPENSATION
---------------------------------------------------------------------------------
                                                     Awards             Payouts
                                             ---------------------    -----------
                                             Restricted   Number
Name and                                     Stock        of Stock    LTIP
Principal Position                    Year   Units<F2>    Options<F3> Payouts<F4>
---------------------------------------------------------------------------------
John F. Welch, Jr.                    1998   $27,018,750   500,000            --
Chairman of the Board and             1997            --   450,000            --
Chief Executive Officer               1996            --   640,000   $15,105,000

Paolo Fresco                          1998            --   250,000            --
Retired Vice Chairman of the          1997            --   225,000            --
Board and Executive Officer           1996            --   320,000   $ 7,370,416

John D. Opie                          1998   $ 9,006,250   175,000            --
Vice Chairman of the Board            1997            --   150,000            --
and Executive Officer                 1996            --   200,000   $ 4,477,271

Dennis D. Dammerman                   1998   $ 6,754,688   130,000            --
Vice Chairman of the Board            1997            --   115,000            --
and Executive Officer                 1996            --   170,000   $ 4,916,250

Benjamin W. Heineman, Jr.             1998   $ 2,251,563    60,000            --
Senior Vice President,                1997            --    55,000            --
General Counsel and Secretary         1996            --    90,000   $ 2,939,958

Eugene F. Murphy                      1998            --   125,000            --
Vice Chairman of the Board            1997            --   110,000            --
and Executive Officer                 1996            --   150,000   $ 3,986,041





                             ALL OTHER COMPENSATION
---------------------------------------------------------------------------------------
                                        Payments                  Value of
                                        Relating to  Earnings on  Supplemental
                                        Employee     Deferred     Life
Name and                                Savings      Compen-      Insurance
Principal Position              Year    Plan<F5>     sation<F6>   Premiums<F7>  Total
---------------------------------------------------------------------------------------
John F. Welch, Jr.              1998   $194,300      $556,336     $ 80,881     $831,517
Chairman of the Board and       1997    157,500       455,275      118,832      731,607
Chief Executive Officer         1996    137,375       314,961      134,749      587,085

Paolo Fresco                    1998   $ 83,988      $260,257     $ 18,026     $362,271
Retired Vice Chairman of the    1997     80,025       206,635       27,280      313,940
Board and Executive Officer     1996     41,417       136,316       31,600      209,333

John D. Opie                    1998   $ 67,650      $ 57,706     $ 23,869     $149,225
Vice Chairman of the Board      1997     55,100        41,663       33,091      129,854
and Executive Officer           1996     44,625        29,208       36,430      110,263

Dennis D. Dammerman             1998   $ 61,250      $ 47,723     $ 32,252     $141,225
Vice Chairman of the Board      1997     54,288        39,209       40,452      133,949
and Executive Officer           1996     48,125        26,269       43,411      117,805

Benjamin W. Heineman, Jr.       1998   $ 53,625      $ 50,769     $ 36,292     $140,686
Senior Vice President,          1997     48,675        40,164       48,534      137,373
General Counsel and Secretary   1996     43,313        29,154       51,683      124,150

Eugene F. Murphy                1998   $ 52,500      $ 61,390     $ 20,596     $134,486
Vice Chairman of the Board      1997     44,738        47,571       28,800      121,109
and Executive Officer           1996     26,550        35,728       31,782       94,060


Notes (continued):

<F5>  These amounts represent Company payments of 3.5% of eligible pay made in connection with the Company's Savings and Security Program.

<F6>  This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 10% to 14% interest contingently credited by the Company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 1998. Under all such plans, the executive officers generally must remain employed by the Company for at least four years following the deferrals, or retire after the full year of deferral, in order to obtain the stated interest rate.

<F7>  This column sets forth the maximum potential estimated dollar value of the
      Company's portion of insurance premium payments for supplemental life insurance. GE will recover all premiums paid by it, generally upon the later of ten years after purchase of the policy or when the insured executive reaches age 60. The maximum potential value is calculated, in line with current SEC directions, as if the 1998 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premium. Under the terms of the policies, the executive officers would receive significantly reduced value from the premiums paid by the Company if they were to leave the Company prior to retirement.


FIVE-YEAR PERFORMANCE GRAPH: 1993 - 1998 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG GE, S&P 500 AND DOW JONES INDUSTRIAL AVERAGE (DJIA)


The annual changes for the five- and eighteen-year periods shown in the graphs on this and the opposite page are based on the assumption that $100 had been invested in GE stock and each index on December 31, 1993 (as required by SEC rules) and 1980, respectively, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on December 31, 1998.

                                 Dow Jones
Year                GE      Industrial Average     S&P 500
----                --      ------------------     -------
1993             $100.00          $100.00          $100.00
1994              100.25           105.07           101.35
1995              145.65           143.90           139.43
1996              204.53           185.53           171.44
1997              309.00           231.80           228.69
1998              435.83           273.90           293.99

EIGHTEEN-YEAR PERFORMANCE GRAPH: 1980 - 1998 COMPARISON OF EIGHTEEN-YEAR CUMULATIVE TOTAL RETURN AMONG GE, S&P 500 AND DOW JONES INDUSTRIAL AVERAGE
(DJIA)

The graph below shows the cumulative total return to GE share owners since December 31, 1980, shortly before Mr. Welch became Chairman and Chief Executive Officer in April 1981, compared with the same indices shown on the five-year graph, thus illustrating the relative performance of the Company during his tenure in that position. As with the five-year graph, this comparison assumes that $100 was invested in GE and each index at the start of the period and that all dividends were reinvested. The total cumulative dollar returns shown represent the value that such investments would have had on December 31, 1998.

                           Dow Jones
Year            GE    Industrial Average  S&P 500
----            --    ------------------  -------
1980          $100.00       $100.00       $100.00
1981            98.65         96.36         95.05
1982           171.26        122.60        115.58
1983           219.19        154.64        141.66
1984           219.68        156.59        150.47
1985           292.72        209.40        198.32
1986           356.72        266.39        235.36
1987           375.33        280.94        247.52
1988           393.72        326.44        288.50
1989           586.48        432.07        380.03
1990           538.09        429.53        368.06
1991           739.06        533.82        480.14
1992           850.78        573.45        516.74
1993         1,072.86        670.87        568.72
1994         1,075.53        704.88        576.41
1995         1,562.66        965.42        792.97
1996         2,194.31      1,244.67        975.03
1997         3,315.17      1,555.10      1,300.63
1998         4,675.81      1,837.49      1,672.01

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

As discussed in the Compensation Committee Report beginning on page 14, stock options were granted in 1998 as an incentive for future superior performance leading to increased share owner value. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. The relationship between the potential gains in share owner value and the stock options granted to employees in 1998 is illustrated in the examples set forth in the first table on the opposite page.

   That table shows, among other data, hypothetical potential gains from stock options granted in 1998 and the corresponding hypothetical potential gains in total share owner value. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the ten-year life of the stock options granted in 1998 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

   The stock options granted to Mr. Welch in 1998, for example, would produce the pre-tax gain of $63,005,000 shown in the first table only if the Company's stock price rises to more than $205 per share before Mr. Welch exercises the stock options. Based on the number of shares of GE stock outstanding at the end of 1998, such an increase in the Company's stock price would produce a corresponding aggregate pre-tax gain of more than $412,000,000,000 for the Company's share owners. In other words, Mr. Welch's potential gain from stock options granted in 1998 would equal less than two-hundredths of one percent (i.e., 0.015%) of the potential gain to all share owners resulting from the assumed future stock price increases.

   The second table on the opposite page provides information on previously granted Stock Appreciation Rights (SARs) and stock options exercised by the six most highly compensated executive officers during 1998, as well as information on their SAR and stock option holdings at the end of 1998. In 1996, the Committee changed its practice and began granting stock options instead of SARs to executive officers and also replaced all outstanding SARs that had not become exercisable in 1996 with stock options. The replacement stock options have grant prices, forfeiture provisions, and vesting and expiration dates identical to the SARs they replaced in order to provide the same incentive values as the original SARs without increasing the economic benefit to any executive officer. As shown in the table, Mr. Welch received an actual pre-tax gain of $46,540,028 from SARs exercised in 1998. This gain was based solely upon increases in GE's stock price between the date these SARs were granted and the date they were exercised. SARs expire ten years after the date of grant and permit the executive officer to receive an amount of cash, before tax, equal to the difference between the grant

====================================================================================================================================
STOCK OPTIONS GRANTED IN 1998

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                                              FOR TEN-YEAR GRANT TERM
------------------------------------------------------------------------------   ---------------------------------------------------
                                        % of Total
                                        Options                                   At 0%        At 5%                     At 10%
                               Number   Granted       Exercise         Expira-   Annual        Annual                    Annual
Name of                    of Options   to All        or Base Price    tion      Growth        Growth                    Growth
Executive/Group               Granted   Employees     Per Share        Date       Rate         Rate                      Rate
---------------               -------   ---------     ---------        ----       ----         ----                      ----
John F. Welch, Jr.            500,000       6.5%      $ 79.25          9/11/08      0       $ 24,965,000        $     63,005,000

Paolo Fresco                  250,000       3.3%      $ 79.25          9/11/08      0       $ 12,482,500        $     31,502,500

John D. Opie                  175,000       2.3%      $ 79.25          9/11/08      0       $  8,737,750        $     22,051,750

Dennis D. Dammerman           130,000       1.7%      $ 79.25          9/11/08      0       $  6,490,900        $     16,381,300

Benjamin W. Heineman, Jr.      60,000       0.8%      $ 79.25          9/11/08      0       $  2,995,800        $      7,560,600

Eugene F. Murphy              125,000       1.6%      $ 79.25          9/11/08      0       $  6,241,250        $     15,751,250
-------------------------
All Share Owners                   NA       NA            NA             NA         0   $163,335,809,000<F2>    $412,216,009,000<F2>
All Optionees -             7,641,300       100%      $ 79.88           <F1>        0        384,510,000             978,163,000

% of Total                         NA       NA            NA             NA       N/A             0.2%                0.2%
Share Owners' Value

------------------------------------------------------------------------------------------------------------------------------------
<F1>  Options expire on various dates during the year 2008. Exercise price shown is an average of all grants.

<F2>  Based on the number of shares outstanding at December 31, 1998.


====================================================================================================================
                                        AGGREGATED SARS/STOCK OPTIONS EXERCISED
                                    IN 1998, AND DECEMBER 31, 1998 SAR/OPTION VALUE


                        EXERCISED IN 1998                                       UNEXERCISED AT DECEMBER 31, 1998
--------------------------------------------------------    --------------------------------------------------------
                                                            Number of SARs/Options       Value of SARs/Options<F1>
                                                            -------------------------   ----------------------------
                                Number of
Name of                         SARs/        $ Value                         Unexer-                     Unexer-
Executive                       Options      Realized       Exercisable      cisable    Exercisable      cisable
---------                       -------      --------       -----------      -------    -----------      -------
John F. Welch, Jr                660,000   $ 46,540,028      1,940,000      2,230,000   $150,175,040   $111,362,500

Paolo Fresco                      50,000   $  2,982,690      1,585,000             --   $ 90,875,010   $         --

John D. Opie                     120,000   $  7,420,004        230,000        675,000   $ 17,155,316   $ 31,834,062

Dennis D. Dammerman              227,500   $ 15,562,259        182,500        585,000   $ 13,493,127   $ 29,354,687

Benjamin W. Heineman, Jr.        108,000   $  7,716,000        250,000        295,000   $ 19,091,568   $ 15,129,687

Eugene F. Murphy                 100,000   $  6,412,500        300,000        525,000   $ 22,682,195   $ 25,675,312

------------------------------------------------------------------------------------------------------------------------------------

<F1>  SAR and option values are based upon the difference between the grant prices of all SARs and options awarded in 1998 and prior years and the December 31, 1998, closing price for the Company's stock of $102.00 per share.

price of the SAR (which is equal to the closing price of the Company's common stock on the date of grant) and the highest closing price of the Company's common stock during a ten-business-day period, beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings in which the SAR is exercised.

================================================================================
RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under Company retirement plans and social security for GE employees in higher salary classifications retiring directly from the Company at age 62 or later are shown in the table below.


--------------------------------------------------------------------------------
  ESTIMATED TOTAL ANNUAL RETIREMENT BENEFITS UNDER THE GE PENSION PLAN, THE GE
   SUPPLEMENTARY PENSION PLAN, THE GE EXCESS BENEFIT PLAN AND SOCIAL SECURITY


                                         YEARS OF SERVICE AT RETIREMENT
EARNINGS CREDITED FOR -------------------------------------------------------------------------
RETIREMENT BENEFITS        20             25             30              35             40
-----------------------------------------------------------------------------------------------
$ 1,000,000         $   359,669     $   446,202     $   532,735     $   600,000     $   600,000
  1,500,000             534,669         664,952         795,235         900,000         900,000
  2,000,000             709,669         883,702       1,057,735       1,200,000       1,200,000
  2,500,000             884,669       1,102,452       1,320,235       1,500,000       1,500,000
  3,000,000           1,059,669       1,321,202       1,582,735       1,800,000       1,800,000
  3,500,000           1,234,669       1,539,952       1,845,235       2,100,000       2,100,000
  4,000,000           1,409,669       1,758,702       2,107,735       2,400,000       2,400,000
  5,000,000           1,759,669       2,196,202       2,632,735       3,000,000       3,000,000
  6,000,000           2,109,669       2,633,702       3,157,735       3,600,000       3,600,000
  7,000,000           2,459,669       3,071,202       3,682,735       4,200,000       4,200,000
  8,000,000           2,809,669       3,508,702       4,207,735       4,800,000       4,800,000
  9,000,000           3,159,669       3,946,202       4,732,735       5,400,000       5,400,000
 10,000,000           3,509,669       4,383,702       5,257,735       6,000,000       6,000,000

-----------------------------------------------------------------------------------------------
Note: The amounts shown above are applicable to employees retiring in 1999 at age 62.
-----------------------------------------------------------------------------------------------

   Amounts shown as "earnings credited for retirement benefits" in this table represent the average annual covered compensation (as defined in the GE Supplementary Pension Plan) paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 1998, covered compensation for the individuals named in the table on page 18 is the same as the total of their salary and bonus amounts shown in that table. Mr. Fresco retired from GE in 1998 after nearly 37 years of service. As of February 12, 1999, the GE executive officers listed had the following years of credited service with the Company:
Mr. Welch, 38 years; Mr. Opie, 37 years; Mr. Murphy, 35 years; Mr. Dammerman, 31 years; and Mr. Heineman, 11 years. The approximate annual retirement benefits provided under Company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

================================================================================
APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG LLP were the Independent Auditors for the Company for the year ended December 31, 1998. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to share owner approval, the Board of Directors has appointed this Firm as the Company's Independent Auditors for the year 1999.

   Representatives of the Firm are expected to attend the 1999 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate share owner questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

Resolved that the appointment by the Board of Directors of the Firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as Independent Auditors for the Company for the year 1999 is hereby approved.

================================================================================
SHARE OWNER PROPOSALS

Some of the following share owner proposals contain assertions about GE that, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, your Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various share owner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request to GE.

* SHARE OWNER PROPOSAL NO. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has notified GE that she intends to present the following proposal at this year's meeting:

   "Resolved: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

   "Reasons: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting.

   "If you agree, please mark your proxy FOR this resolution."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   Like most major corporations, GE provides that each share of common stock shall be entitled to one vote for each nominee for director. This procedure ensures that each director is elected by share owners representing a majority of all shares voted. It has served the Company well. The proposal would alter this procedure in a way that could permit share owners representing less than a majority of all shares to elect a director. Because each director oversees the management of the Company for the benefit of all share owners, your Board believes that changing the current voting procedure would not be in the best interests of all share owners, and therefore recommends a vote against the proposal.

* SHARE OWNER PROPOSAL NO. 2

CBC (Coordinated Bargaining Committee of GE Unions), 1126 Sixteenth Street, N.W., Washington, DC 20036-4866, has notified GE that it intends to submit the following proposal at this year's meeting:

   "General Electric is a global corporation and its international operations and sourcing arrangements expose the company to a variety of risks. This proposal is designed, therefore, to manage the risk of being a party to serious human rights violations in the workplace. General Electric operates or has business relationships in a number of countries, including China and Mexico, where, according to sources such as the U.S. State Department, Amnesty International, and Human Rights Watch, human rights are not adequately protected by law and/or public policy.

   "The success of many of General Electric's businesses depends on consumer and governmental good will. Since General Electric's brand name is one of the Company's most significant assets, the Company would benefit from adopting and enforcing a code of conduct that would ensure that it is not associated with human rights violations in the workplace. This would protect the company's brand name and/or its relationship with its customers and the numerous governments under which the company operates and with which it does business.

   "In addition, institutional investors are increasingly concerned with the impact of company workplace practices on shareholder value. At least two of the world's largest pension funds have adopted responsible contractor and workplace practice guidelines. The adoption of such a code of conduct would increase General Electric's attractiveness to the institutional investor community.

   "Resolved: The shareholders urge the Board of Directors to adopt, implement, and enforce a workplace code of conduct based on the International Labor Organization's (ILO) Conventions on workplace human rights, and including the following principles:

   1. All workers shall have the right to form and join trade unions and to bargain collectively.

   2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions.

   3. There shall be no discrimination or intimidation in employment. General Electric shall provide equality of opportunity and treatment regardless of race, color, sex, religion, political opinion, nationality, social origin or other distinguishing characteristics.

   4. Employment shall be freely chosen. There shall be no use of forced, included bonded or voluntary prison, labor."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   GE is committed to operating in every country where it does business in full compliance with all applicable laws and has adopted and implemented a code of conduct regarding a variety of matters, including fair treatment of employees. GE has also implemented a substantial and ongoing global education effort to assure that employees and managers understand both the spirit and letter of these requirements, and established a global, multi-language network of helplines and ombudspersons so that employees can raise concerns and have them promptly addressed with care and respect. Your Board of Directors therefore does not believe that the code of conduct suggested in the proposal is necessary, and recommends a vote against the proposal.

* SHARE OWNER PROPOSAL NO. 3

Pride Foundation, 1122 East Pike Street, #1001, Seattle, WA 98122-3934, and another filer have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas: our Company has pledged its commitment to principles of non-discrimination, but has not in written form explicitly barred discrimination based on sexual orientation;

   "Whereas: employment discrimination and the denial of equal benefits on the basis of sexual orientation diminishes employee morale and productivity;

   "Whereas: a National Gay and Lesbian Task Force study revealed that between 16% and 44% of gay men and lesbians in twenty cities nationwide have experienced some form of workplace harassment or discrimination related to their sexual orientation;

   "Whereas: San Francisco, Atlanta and New York have adopted and other jurisdictions are considering adopting legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees;

   "Whereas: our company has operations in and makes sales to public institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

   "Whereas: stakeholders in our company have an interest in preventing discrimination and resolving complaints internally to avoid costly litigation or damage to our reputation as an equal opportunity employer;

   "Whereas: hundreds of major corporations have adopted sexual orientation non-discrimination policies -- including over 100 publicly-traded companies also providing spousal benefits to same-sex partners of employees;

   "Whereas: these companies are in a more competitive position to recruit and retain employees from the widest available pool of talent;

   "Whereas: national polls have consistently found more than three-quarters of

Americans support equal rights in the workplace for gay men, lesbians and bisexuals;

   "Whereas: prominent gay and lesbian political and community leaders have proposed `The Equality Principles on Sexual Orientation' to serve as guidelines for corporate policies:

   1. Explicit prohibitions against discrimination based on sexual orientation will be included in the company's written employment policy statement.

   2. Discrimination against HIV-positive employees or those with AIDS will be strictly prohibited.

   3. Employee groups, regardless of sexual orientation, will be given equal standing with other employee associations.

   4. Diversity training will include sexual orientation issues.

   5. Spousal benefits will be offered to domestic partners of employees, regardless of sexual orientation, on an equal basis with those granted to married employees.

   6. Company advertising policy will bar negative sexual orientation stereotypes and will not discriminate against advertising in publications on the basis of sexual orientation.

   7. The Company will not discriminate in the sale of goods or services on the basis of sexual orientation.

   8. Written non-discrimination policies on sexual orientation must be disseminated throughout the company. A senior company official will be appointed to monitor compliance corporate wide.


   "Resolved: The Shareholders request the Board of Directors adopt and implement a written equal employment opportunity policy barring discrimination on the basis of sexual orientation.

   "Supporting Statement: Sexual orientation discrimination is a morally wrong and self-defeating business practice. By implementing an equitable policy, our Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of major companies guaranteeing equal opportunity for all employees."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   As stated in response to share owner proposal No. 2, GE is committed to operating its business in full compliance with all applicable laws and has adopted and implemented a code of conduct regarding fair treatment of all employees. That code of conduct includes an explicit statement that employment-related decisions must be based upon merit, qualifications and other job-related criteria, and explains that personal characteristics such as sexual orientation are not relevant to these decisions. GE has also implemented a substantial and ongoing education effort to assure that employees and managers understand both the spirit and letter of these requirements, and has established a network of helplines and ombudspersons so that employees can raise concerns and have them promptly addressed with care and respect. Your Board of Directors therefore does not believe that the additional written policy suggested in the proposal is necessary, and recommends a vote against the proposal.

* SHARE OWNER PROPOSAL NO. 4

Franklin Research & Development Corporation, 711 Atlantic Avenue, Boston, MA 02111-2809, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas, increases in CEO compensation continue to dwarf the compensation increases enjoyed by employees. Between 1990 and 1997, CEO cash compensation rose 86% and average total compensation (including stock options) rose 298% to $7,800,000, vastly exceeding a 22% increase in factory wages and a growth of 110% in S&P 500 earnings (Business Week Survey of Executive Compensation; Bureau of Labor Statistics);

   "Whereas, in 1997, top US CEOs earned on average 326 times the average factory workers' pay, a dramatic rise from the 42 times reported in 1980;

   "Whereas, General Electric's CEO in 1997 was the 11th highest paid US CEO, making $39,894,000, a 44.5% increase from 1996. This represents 5.1 times the pay of the average US CEO, more than 1,400 times the average US factory worker, and 9,571 times the $4,168 average wage for Mexican maquiladora workers, thousands of whom work for General Electric;

   "Whereas, General Electric's efforts to cut costs have been disproportionately focused on the factory floor, while ignoring the executive suite. Between 1995 and 1997, a period in which our company laid off thousands of workers, the top five officers enjoyed increases in cash compensation of 46%;

   "Whereas, in opposing this resolution last year, General Electric's Board pointed to the 'unique contribution Mr. Welch has made to the creation of more than $225 billion of share owner value during his tenure as Chief Executive Officer.' We believe this value has been created not by one individual, but by hundreds of thousands of current and former General Electric employees who by working together have created tremendous value;

   "Whereas, growing research on effective organizations stresses the importance of empowering front-line workers, a goal undermined by compensation policies that reward top executives at the expense of workers closest to the customers and production;

   "Whereas, business leaders and thinkers ranging from J.P. Morgan to Peter Drucker have argued against wide pay gaps within enterprises and called for limits on executive pay based on multiples of worker compensation;

   "Therefore, be it resolved, that shareholders urge the Board to address the issue of runaway remuneration of CEOs and the widening gap between highest and lowest paid workers by:

   1) Establishing a cap on CEO compensation expressed as a multiple of pay of the lowest paid worker at General Electric;

   2) Preparing a report for shareholders explaining the determinations used in order to determine the appropriate cap.

   "Supporting Statement: Last year this resolution was supported by 6% of General Electric's shareholders. In asking General Electric to establish a cap on executive compensation, we have not sought to impose our own arbitrary cap on executive pay. Instead we have asked our company to wrestle with the issue of the rising wage gap that exists between corporate executives and those they seek to lead. By imposing the financial discipline of a pay cap, we hope our company can help reverse a long standing trend that is neither good for business, nor society. Please vote YES."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   Setting the compensation and incentives for the Chief Executive Officer is a key responsibility of the Board of Directors. As discussed in the report of the Management Development and Compensation Committee of the Board on pages 14 to 17, your directors consider a number of factors in establishing those incentives and compensation. Based upon its consideration of these factors, your directors believe that Mr. Welch's overall compensation level is appropriate in light of the value that his superior leadership, vision and dedication provided to the share owners during his eighteen-year tenure as Chief Executive Officer. This value is highlighted in the Performance Graph on page 21, comparing the value of GE stock with broad market indices. Because of the unique contribution that Mr. Welch has made to the creation of more than $300,000,000,000 of share owner value during his tenure as Chief Executive Officer, your directors do not believe it would be in the best interests of the share owners to establish an arbitrary cap on the compensation paid to the Chief Executive Officer, and therefore recommend a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 5

The Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, NJ 07860-9337, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas: From 1947 to 1977 General Electric allowed at least 1.3 million pounds of highly toxic PCB's (polychlorinated biphenyl's) to enter the Hudson River ecosystem. An additional large amount saturated the bedrock and soil substrates beneath the two plants, from where it is seeping into the Hudson to this day. PCB's persist in the environment for many decades. The Hudson River is one of America's largest Superfund sites and the name GE is widely associated with its toxic contamination.

   "EPA Superfund officials have determined that GE's sediment `hot spots' from the Fort Edward and Hudson Falls plants are the `dominant source' of PCB contamination to the river, releasing over 600 pounds per year. In addition, the EPA has determined that without remediation, present levels of contamination will continue for more than a decade. The EPA will reach a proposed remedy decision by the end of 2000.

   "GE is responsible for about half of all PCB contamination in New York Harbor and contributes to the NY Harbor Dredging crisis with potential economic impacts in the billions of dollars.

   "GE's Pittsfield, Massachusetts plant has polluted the Housatonic River much the same way as the Hudson Falls and Fort Edwards plants have polluted the Hudson.

   "GE is wholly or partially liable for at least 78 Federal Superfund Sites while enjoying $8 billion in profits annually.

   "At the 4/22/98 GE Shareholders' Meeting, our CEO Jack Welch claimed: 'PCBs do not pose adverse health risks ...' Testifying in Albany on 7/9/98 EPA Administrator Carol Browner stated: 'GE tells us this contamination is not a problem. GE would have people of the Hudson River believe, and I quote: `living in a PCB-laden area is not dangerous.' But the science tells us the opposite is true ... And concern about PCB's goes beyond cancer ... The science has spoken:
PCB's are a serious threat ...'

   "Resolved: Shareholders request that a committee of outside directors of the board institute an Executive Compensation Review, and prepare a report available to shareholders four months after our annual meeting with the results of the Review and recommended changes. The review shall cover all pay, benefits, perks, stock options and special arrangements in the compensation packages for all company's top officers. Special attention should be made to consider GE's potential environmental liabilities with executive compensation.

   "Statement of Support: GE continues to spend resources to change the Federal Superfund legislation. Resources are also spent to convince people that known toxins are safe rather than work towards speedy clean-up. Claims of the harmlessness of known toxins may increase our company's liabilities. We recommend that the committee study and report on the following in its review:

   1. Ways to link executive compensation more closely to financial performance with proposed criteria and formula.


   2. Ways to link compensation to social & environmental corporate performance (e.g. incentives given for meeting or surpassing certain social and financial performance standards; whether adequate steps are taken to clean up toxic sites).

   3. A description of social and environmental criteria and liabilities to be taken into account."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   The Management Development and Compensation Committee of the Board regularly reviews all of the compensation of the Company's top officers. As stated in its report this year, beginning on page 14, its determinations included consideration of financial performance and leadership in ensuring compliance with applicable laws and Company ethics policies, which include GE's commitment to environmental compliance and to sound environmental policies and practices. In view of the Committee's ongoing review of executive compensation and annual report to the share owners, your Board of Directors believes that the review and report suggested in the proposal is unnecessary, and therefore recommends a vote against the proposal.

* SHARE OWNER PROPOSAL NO. 6

The Maryknoll Sisters, P. O. Box 311, Maryknoll, NY 10545-0311, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas: From 1947 to 1977 General Electric allowed at least 1.3 million pounds of highly toxic PCB's (polychlorinated biphenyl's) to enter the Hudson

River ecosystem. An additional large amount saturated the bedrock and soil substrates beneath the two plants, from where it is seeping into the Hudson to this day. PCBs persist in the environment for many decades. Women, children, and disadvantaged communities are most at risk.

   "-- PCB's are not readily excreted, and bio-accumulate in the fatty tissue of fish, mammals and humans. This has resulted in the destruction of the Hudson River commercial fisheries, which once earned about $40 million annually. Because PCB concentrations in Hudson River fish exceed the U.S. Food and Drug Administration safe limit, NY State has issued an `EAT NONE' warning for children and women of childbearing age each year since 1976 for more than 200 miles of the river.

   "-- Recent scientific studies indicate that evaporating PCBs from the Hudson may be spreading to fish, mammals and humans along the River and as far as the Arctic Circle. These PCBs are potent toxins and may interfere with hormone production and function resulting in possible immune system deficiency, reproductive disorders and impaired brain function.

   "-- GE's Pittsfield, Massachusetts plant has polluted the Housatonic River much the same way as the Hudson Falls and Fort Edwards plants have polluted the Hudson River. In addition, state and EPA officials have discovered that GE contaminated at least 30 residential properties with PCBs by giving out contaminated `clean fill' from the 1940s to 1960s.

   "-- In unprecedented State testimony in Albany, July 9, 1998, EPA Administrator Carol Browner stated: `... clearly, the science has spoken: PCBs are a serious threat -- a threat to our health, a threat to our environment, a threat to our future.' and committed the resources of the EPA to ensure an aggressive fish advisory campaign. `In short, this is the single most important step we can take to protect public health and ensure that people don't eat contaminated fish.'

   "Resolved: Shareholders request the Board of Directors to adopt a public education effort along the Hudson River Valley, the Housatonic River Valley and other regions where appropriate, to warn local residents and visitors of the dangers of fish consumption and prepare a report to shareholders that includes: plans to insure that further contamination ends; ways to cooperate with federal state and local efforts to clean up contaminated sites; details of the above public education program.

   "Statement of Support: Dangers of eating fish along the Hudson River are not popularly known. Subsistent and recreational fishing continues along the Hudson Valley. CEO Jack Welch claims: `It is not our job to educate ...' (4/22/98). While the EPA reviews the next steps in cleaning up the Hudson and Housatonic Valleys a GE funded education campaign can be seen as a positive effort by our company to respond to the ecological and health effects of PCB contamination."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection, and to prevent future environmental harm. GE's use of PCBs was at all times lawful. The Company is investing substantial technical and financial resources to improve research on the possible environmental and health effects of PCBs. GE also is making significant expenditures to comply with all governmental orders and agreements involving the cleanup of PCBs, even though, based on numerous scientific studies, the Company believes that federal and state regulatory authorities have significantly overstated the potential human health risk associated with PCBs and set overly stringent cleanup standards. As part of their ongoing regulation of fishing, state officials establish and publicize fishing restrictions and advisories where they consider such measures to be appropriate. In view of these facts, GE does not believe a report as outlined in this proposal is necessary. Therefore, your Board recommends a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 7

Patricia T. Birnie, 5349 W. Bar X Street, Tucson, AZ 85713-6402, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas: GE has long expressed a commitment to protecting workers, the public and the environment and has existing records and audit systems to measure and track performance;

   "The 1980 Superfund legislation and its 1986 Amendments require public participation in the remediation of contaminated sites and public disclosures on the release of toxic effluents;

   "In 1996, the U.S. Environmental Protection Agency (EPA) identified GE as the potentially responsible party at 83 Superfund sites, more than any other company; and

   "Environmental degradation is an urgent problem, affecting the future viability of life.

   "Therefore be it resolved that the Board of Directors shall provide a summary environmental report to shareholders in the next annual report. The full report shall be made available on request, prepared in accordance with recognized disclosure and verification guidelines, and shall include (for domestic and foreign operations), at a minimum:

   1. Progress in remediating contaminated sites, including Superfund Sites, for which GE has responsibility;

   2. Progress in providing a safe workplace and adequate health insurance for employees;

   3. Progress in making products and manufacturing processes more energy efficient and environmentally compatible;

   4. Description of policies, controls and systems designed to implement GE's programs to reduce the use of toxic materials and effluents; and

   5. Status of lawsuits and fines relating to non-compliance and other environmental, health and safety issues.

   "Supporting Statement: More than one hundred Fortune 500 corporations produce substantive environmental reports. GE is a recognized leader in many areas, but is noticeably absent from this rapidly growing list. When releasing its report, the Chairman of Shell UK said that environmental reporting created `positive opportunities to build trust, improve performance, and ultimately to increase profitability.'

   "All major manufacturing corporations have government reporting requirements. Many choose to release comprehensive public reports, also articulating their commitment to a business strategy embracing sustainable development and proactive environmental programs that protect shareholder value. Progressive companies reject legalistic and defensive strategies. Absence of meaningful environmental disclosure may compromise shareholder value.

   "GE engaged in a contentious fight with the community, state and the EPA over contamination in Pittsfield, Massachusetts that generated wide publicity. Still unresolved is GE's contamination of the Hudson River with PCB's. GE's reputation on the environment is suffering. Without comprehensive environmental disclosure, employees, host communities and prospective shareholders may assume the worst about GE's performance. Stock analysts also recognize the strategic business implications of superior environmental performance (New York Times, Business Section, July 19, 1998, pg. 7).

   "Environmental performance information is available within GE, but is not analyzed, verified and consolidated into a report that stakeholders (shareholders, employees and the public) can access and use productively. Environmental reporting requires more than superficial public relations contrivances. The tools to produce substantive reports are extensive: protocols are available from the United Nations and others; Web sites of respected organizations provide guidance on reporting and linking environmental performance to shareholder value (http://www.wbcsd.ch/corp1.htm#top); others track developments (http://www.enviroreporting.com); and facilitate verification (http://www.enviro-innovate.org).

   "I urge your supporting vote."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   As stated in the response to share owner proposal No. 6, GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection and worker safety, and to prevent future environmental harm. Founded in 1892, the Company has conducted manufacturing operations longer and more extensively than almost any other entity in the world. The Superfund law, which was enacted in 1980, requires remediation of waste which was disposed of lawfully in prior years. Moreover, GE is accountable to many units and levels of government, both in the United States and in other nations, for sound environmental practices. As part of this accountability, GE complies with governmental reporting requirements regarding environmental matters. Under these circumstances -- a substantial Company program and regulatory requirements of localities, states, the federal government and other nations -- your Board does not believe that creating the type of report requested by the proponents would help the Company improve its environmental performance. Therefore, your Board recommends a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 8

The Communication Workers of America Pension Fund, 501 Third Street, N.W., Washington, DC 20001-2797, has notified GE that it intends to present the following proposal at this year's meeting:

      "Be it resolved: That the shareholders of the General Electric Company (`Company') request that the Board of Directors in the future refrain from providing pension or other retirement benefits to non-employee or outside Directors unless such benefits are specifically submitted to the shareholders for approval.

   "Stockholder's Statement in Support: The Board of Directors should play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the company - the owners who elect them, and not to management. In 1996, we received 27.4% votes for this motion and 28.6% in 1998. Please consider our motion and vote in favor of this essential change.

   "We believe, however, that certain business of financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is especially critical for so-called outside or independent Directors who are not employee/Directors and who should bring a certain arms-length objectivity to Board deliberations. According to the 1996 proxy statement `any non-employee director who has served as a director for at least five years, is 65 years of age or older, and retires directly from the Board is eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) in lieu thereof, a life insurance benefit in the amount of $450,000.' The retainer is now a generous $50,000. Directors are also paid a fee of $1,400 for each Board meeting and for each Board Committee meeting attended and a travel allowance for attendance at Board meetings.


   "While an employee or outside Director should be entitled to reasonable compensation for their time and expertise, we are of the opinion that additional layers of compensation in the form of retirement benefits, which are 100 percent of the Director's base compensation, has the pernicious effect of compromising their independence and impartiality. It is our view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way to insure their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this perspective, these types of retirement benefits become yet another device to enhance and entrench management's control over corporate policy while being accountable only to themselves, and not to the Company's owners. We believe that this additional layer of compensation to Director may influence their ability to exercise that degree of independence from management which is crucial to the proper functioning of the Board.


   "We urge your support for this Proposal."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   As one of the world's largest and most diverse companies, GE provides an overall level and mix of non-employee director compensation and benefits designed to consistently attract individuals with broad perspectives, diverse backgrounds and relevant experience to serve on your Board; to fairly compensate them for the service they provide to the share owners; and to align their interests with the long-term interests of the share owners. In 1998, the Board increased the annual retainer fee for directors to $75,000, and the meeting fee to $2,000, the first increases since 1993. As part of the overall compensation and benefit program, the Company provides a retirement plan for directors. This plan gives directors an equitable benefit in return for extended service to the Company. The superior long-term increases in share owner value (as illustrated in the performance graphs on pages 20 and 21) show the results of the long-term commitment by your directors and management to the interests of share owners, and indicate that the Company's overall compensation and benefit programs for both directors and management are achieving their goals. Your Board therefore recommends a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 9

The Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, TX 77223-0969, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

   "Whereas in fiscal year 1997, the United States supplied $8.4 billion worth of weapons in actual delivery of arms sales abroad.

   "Whereas the last three times the U.S. sent troops into combat in significant numbers (Panama, Iraq, and Somalia), they faced adversaries that received U.S. equipment, weapons or military technology in the period leading to the conflict.

   "Whereas U.S. weapons supplied to anti-Communist rebels in Angola and Afghanistan under the Reagan Doctrine have been used in devastating civil wars. `U.S. Weapons at War: United States Arms Deliveries to Regions of Conflict' (World Policy Institute, 1995) shows that the U.S. was a major arms supplier in one-third of the 50 ethnic and territorial conflicts currently raging. The study says that some 45 parties involved in the conflicts purchased over $42 billion in U.S. arms sales in the last ten years.

   "Whereas from fiscal year 1996 to 1997, General Electric has risen from the eighth largest foreign military sales contractor to the fifth largest, almost doubling the amount of its foreign military sales from $172 million to $329 million.

   "Resolved that shareholders request the Board of Directors to provide a comprehensive report on General Electric's foreign military sales, including offset agreements. The report, prepared at reasonable cost, should be available to all shareholders by December 1999, and may omit classified and proprietary information.

   "Supporting Statement: Global security is security of people. The cold-war notion of using arms sales to maintain balances of power or to support allies has been discredited by 1990s experience, when alliances, governments, and boundaries in large parts of the world are in flux.

   "We are disturbed by the industry's claims and lobbying efforts, asserting that the only way to keep jobs is to promote foreign military sales. We believe such statements are inconsistent with co-production agreements and transfers of technology to foreign companies. Offset arrangements on major sales often give business to overseas suppliers. Such contracts with foreign companies/governments have harsh repercussions on U.S. workers during times of accelerated downsizing of our workforce.

   "Therefore, it is reasonable for shareholders to ask:

     1.  Criteria used to promote foreign military sales;

     2. Procedures used to negotiate sales, directly with foreign governments or through the U.S. government. For example, what determines which weapons are direct commercial arms sales and what must be negotiated through the Pentagon? What percentage is commercial military sales and what is foreign military sales?

     3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

     4. Analysis of legislation establishing a code for U.S. arms transfers (e.g., no sales to governments that violate human rights of their own citizens, engage in aggression against neighbors, come to power through undemocratic means or ignore international arms-control agreements)."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   GE is committed to doing business in full compliance with all laws and governmental policies applicable to military products sold or transferred to foreign governments, which in 1998 represented less than 1% of total company sales. Defense and foreign policy decisions, including the number and kinds of arms that may be sold abroad, as well as the manner in which they may be sold, are made by national legislative and executive governmental officials responsible for determining and advancing our national interests. Because the matters raised in the proposal are more properly addressed by the appropriate governmental officials, your Board of Directors recommends a vote against the proposal.

================================================================================
ADDITIONAL INFORMATION

* SHARE OWNER PROPOSALS FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT

To be considered for inclusion in next year's Proxy Statement, share owner proposals must be received at GE's principal executive offices no later than the close of business on November 13, 1999. Proposals should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

* OTHER SHARE OWNER PROPOSALS FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2000 Annual Meeting, management will be able to vote proxies in its discretion if the
Company: (1) receives notice of the proposal before the close of business on January 27, 2000, and advises share owners in the 2000 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 27, 2000. Notices of intention to present proposals at the 2000 Annual Meeting should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

* VOTING SECURITIES

Share owners of record at the close of business on March 8, 1999, will be eligible to vote at the meeting. The voting securities of GE consist of its $0.16 par value common stock, of which 3,273,603,531 shares were outstanding on February 12, 1999. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of share owners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual share owner voting records is limited to the Independent Inspectors of Election (The Corporation Trust Company) and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

* VOTE REQUIRED FOR APPROVAL

The 16 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be treated as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the meeting.

* MANNER FOR VOTING PROXIES


The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:
(1) for the nominees for director named earlier in this Proxy Statement; (2) for approval of the appointment of Independent Auditors; and (3) against the share owner proposals described in this Proxy Statement. Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Except for share owner proposals omitted from this Proxy Statement, the Board knows of no other matters that may be presented to the meeting.

* SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and solicitation costs will be paid by GE. Copies of proxy material and of the Annual Report for 1998 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and GE will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $22,000 plus distribution costs and other costs and expenses.

                                                                  March 12, 1999

================================================================================
                        GE ANNUAL MEETING OF SHARE OWNERS

                        10:00 A.M. (EDT), APRIL 21, 1999

                         INTERNATIONAL EXPOSITION CENTER
                              6200 RIVERSIDE DRIVE
                   (ADJACENT TO HOPKINS INTERNATIONAL AIRPORT)
                              CLEVELAND, OHIO 44135

--------------------------------------------------------------------------------

                              ADVANCE REGISTRATION

Advance registration for the GE Annual Meeting will expedite your entry into the meeting.

Attendance at the Annual Meeting is limited to GE share owners, members of their immediate family or their named representative. We reserve the right to limit the number of representatives who may attend the meeting. Share owners may register at the door on the day of the meeting by showing proof of ownership of GE shares.

o If you plan to attend the Annual Meeting and you hold your GE shares directly with the Company, please follow the Advance Registration instructions on the top portion of your Proxy Form, which was included in the mailing from the Company.

o If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to pre-register, please send your Annual Meeting Advance Registration Request to:

      GE Share Owner Services
      Bldg 5-5W
      1 River Road
      Schenectady, NY  12345

      Please include the following information:

      o  Your name and complete mailing address

      o  The name(s) of any family members who will accompany you

      o If you will be naming a representative to attend the meeting on your behalf, the name of that individual

      o Proof that you own GE shares (e.g., a photocopy of a brokerage or other account statement)

[GE LOGO] GE ANNUAL MEETING

Dear Share Owner:

         You are invited to attend the 1999 GE Annual Meeting to be held on Wednesday, April 21, at the International Exposition Center in Cleveland, Ohio.

         Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by either phone, Internet or mail as described on the other side of this form.

         If you plan to attend the meeting, registering in advance will expedite your entry. Please follow the instructions below.

                        ADVANCE REGISTRATION INSTRUCTIONS

o IF YOU ARE VOTING BY MAIL, please complete the information at right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

o IF YOU ARE VOTING BY PHONE, please tear off the top of this form and mail separately to: GE Share Owner Services, Bldg. 5-5W, 1 River Road, Schenectady, NY 12345. There is no need to return the Proxy Form.

o IF YOU ARE VOTING BY INTERNET, you will be able to pre-register via computer at the same time you record your vote. There is no need to return your Proxy Form.

         Attendance at the GE Annual Meeting is limited to GE shareowners, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

                        ADVANCE REGISTRATION INFORMATION

Name ________________________________________________________________________

Address _____________________________________________________________________

__________________________________________________________Zip________________


Names of family members who will also attend:

_____________________________________________________________________________


I am a GE Share Owner. My Representative at the Annual Meeting will be:

_____________________________________________________________________________
             (Admission card will be returned c/o the share owner)



[GE LOGO] PROXY FORM

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHARE OWNERS, APRIL 21, 1999

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) John F. Welch, Jr., Gertrude G. Michelson and Benjamin W. Heineman, Jr., or any of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the share owner(s) would be entitled to vote on all matters which may properly come before the 1999 Annual Meeting of Share Owners and any adjournments thereof. THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD AND PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

The nominees for Director are: (01) James I. Cash, Jr.; (02) Silas S. Cathcart;
(03) Dennis D. Dammerman; (04) Paolo Fresco; (05) Claudio X. Gonzalez; (06) Andrea Jung; (07) Kenneth G. Langone; (08) Gertrude G. Michelson; (09) Eugene F. Murphy; (10) Sam Nunn; (11) John D. Opie; (12) Roger S. Penske; (13) Frank H.T. Rhodes; (14) Andrew C. Sigler; (15) Douglas A. Warner III and (16) John F. Welch, Jr.

FOR PARTICIPANTS IN GE'S SAVINGS AND SECURITY PROGRAM (S&SP)

IN ACCORDANCE WITH THE TERMS OF THE SAVINGS AND SECURITY PROGRAM (S&SP), ANY SHARES HELD IN THE SHARE OWNER'S S&SP ACCOUNT ON THE RECORD DATE WILL BE VOTED BY THE TRUSTEES OF THE S&SP TRUST IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE, AND IN ACCORDANCE WITH THE JUDGEMENT OF THE TRUSTEES UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS CARD IS NOT RECEIVED ON OR BEFORE APRIL 19, 1999, SHARES HELD IN THE SHARE OWNER'S S&SP ACCOUNT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF GE'S BOARD OF DIRECTORS.

INSPECTORS OF ELECTION
P.O. BOX 1138
NEWARK, N.J. 07101-9758

[GE LOGO] GE ANNUAL MEETING

      VOTE BY TELEPHONE OR INTERNET OR MAIL 24 Hours a Day, 7 Days a Week

------------
TELEPHONE
800-479-8718
------------

Use any touch-tone telephone to vote your proxy. Have your Proxy Form in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                       OR

-------------------------------
INTERNET
http://proxy.shareholder.com/ge
-------------------------------

Use the Internet to vote your proxy. Have your Proxy Form in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                       OR

----
MAIL
----

Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided.


--------------------------------------------------------------------------------
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy
Form.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
If you submitted your proxy by telephone or the Internet there is no need for you to mail back your Proxy Form.
--------------------------------------------------------------------------------


CALL TOLL-FREE TO VOTE
IT'S FAST AND CONVENIENT
800-479-8718

-----------------------------
CONTROL NUMBER
FOR TELEPHONE/INTERNET VOTING
-----------------------------



      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------

                                                            [GE LOGO] Proxy Form

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS A AND B.

A. Election of Directors:

                  FOR               WITHHOLD

                  ALL / /           FOR ALL  / /              EXCEPTIONS / /

Exceptions ___________________________________________________ INSTRUCTIONS: To
withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) or code(s), as listed on the other side of this form, in the space provided above.

                                                        FOR   AGAINST    ABSTAIN

B. KPMG LLP as Independent Auditors                    / /      / /         / /


/X/ VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHARE OWNER PROPOSALS 1 THROUGH 9.

                                                       FOR   AGAINST    ABSTAIN

1. Cumulative Voting                                   / /      / /         / /
2. Workplace Code of Conduct                           / /      / /         / /
3. Sexual Orientation Policy                           / /      / /         / /
4. CEO Compensation                                    / /      / /         / /
5. Executive Compensation Criteria/Environmental       / /      / /         / /
6. Environmental Education Report                      / /      / /         / /
7. Environmental Report                                / /      / /         / /
8. Non-Employee Directors Retirement Plan              / /      / /         / /
9. Foreign Military Sales                              / /      / /         / /

--------------------------------------------------------------------------------

If you do not wish to receive an Annual
Report for this account, please mark this box.                              / /

To include any comments please mark
this box and use reverse side.                                              / /

To change your address please mark
this box and correct at left.                                               / /

        (When signing as attorney, executor, administrator, trustee, or guardian, give full title. If more than one trustee, all should sign.)

--------------------------------------------------------------------------------
                          Signature of Share Owner(s)

--------------------------------------------------------------------------------
                          Signature of Share Owner(s)

Dated:                                                                     ,1999
       -------------------------------------------------------------------

If voting by mail, please date, sign and return promptly in the accompanying envelope.